Exhibit 10.4

August 17, 2022

Per Regnarsson

Chief Executive Officer

50 Sloane Avenue, London, SW3 3DD,

United Kingdom

RE: Advisory Services

Dear Mr. Regnarsson:

1. Relationship.

A. ClimateRock, collectively with its subsidiaries (the “Company”) engages Maxim Group LLC (“Maxim” and together with the Company, the “Parties”) as its advisor with respect to providing services in connection with one or several Transactions (as defined in Section 1(D) herein) involving one or several entities and/or assets identified by the Company (or any agent of the Company other than Maxim) (the “Target”). It is understood and agreed that the Company’s engagement of Maxim pursuant to this agreement (the “Agreement”) is on a non-exclusive basis.

During the Term (as defined below), if requested by the Company, Maxim shall provide the following services (collectively referred to herein as the “Advisory Services”) in connection with a potential Transaction(s):

(i)	analyze and assist the Company with respect to the successful execution of PIPE and/or other financing alternatives;

(ii)	provide the Company with advice regarding communications with and marketing to investors and liaise with investors on behalf of the Company regarding potential Transactions also with a view to minimizing redemptions;

(iii)	at the Company’s request, meet with the Company’s Board of Directors to discuss the proposed Transaction(s) and its/their financial implications; and

(iv)	provide such other financial advisory and investment banking services upon which the Parties may mutually agree.

B. The Parties understand and agree that, during the Term, Maxim shall be required to perform only such tasks as may be reasonably requested by the Company in connection with the Advisory Services and therefore may not necessarily perform all the tasks listed above.

The Parties further understand that Maxim’s tasks may not be limited to those listed in this paragraph and that additional tasks may be included, as mutually agreed by the Parties. The Parties further understand and agree that the Company will not utilize the Advisory Services performed by Maxim for any purpose other than those stated in this Agreement, and that the existence of this Agreement and the product of Maxim’s Advisory Services are confidential and shall not in any way be communicated by the Company or Maxim to any third party(s) interested in engaging in a Transaction, except to the extent that such disclosure is required by law, including the federal securities laws, rule, regulation, the Securities and Exchange Commission (“SEC”) or any self-regulatory organization or stock exchange requirement or judicial or administrative process (the foregoing, collectively, “Legal Requirement”). The Parties further understand and agree that the Advisory Services rendered by Maxim do not include providing a fairness opinion for use in any filing with the SEC or in any proxy materials to be sent to the Company’s shareholders and that the Company shall not use any of the materials prepared by Maxim for any purpose other than internal use without the express written consent of Maxim, except to the extent such use is required by the Company to comply with its obligations under any Legal Requirement.

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ClimateRock August 17, 2022 Page 2 of 9

C. Notwithstanding anything contained herein, the Company understands and agrees that Maxim shall not provide “proxy solicitation” services to the Company and shall not be specifically recommending to shareholders of the Company the manner in which such shareholders should vote with respect to any Transaction.

D. As used in this Agreement, the term “Transaction” shall mean, the following: in each case, constituting a business combination (i) the acquisition of stock, options, warrants or other securities or rights to acquire stock (a) constituting a majority of the then outstanding common stock of a Target(s) or (b) possessing a majority of the then outstanding voting power of a Target(s); (ii) any similar purchase or other acquisition of a majority of the total equity interest in a Target(s) by the Company; (iii) a merger, acquisition, reverse takeover, reverse merger or consolidation involving the Company and a Target(s); (iv) the acquisition by the Company of any of the businesses or assets of a Target(s); (v) the formation of a joint venture or partnership between the Company and Target(s), or (vi) an acquisition of a majority of the Company by a strategic partner or other similarly situated entity. As used in this Agreement, the term (A) “Control” of a person shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management and business of such person, whether through the ownership of voting securities, by contract or otherwise; (B) “Closing” shall mean, with respect to a Transaction, the consummation of the Transaction pursuant to a definitive written agreement with respect to the Transaction (the “Transaction Agreement”) and (C) “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, managers, officers, employees, consultants, shareholders, advisors, agents and other representatives, and in the case of the Company, Target and the Company’s actual and potential financing sources for the Transaction; provided, that for purposes of this Agreement, Maxim and the Company shall not be deemed to be Representatives of each other.

2. Term of Agreement. The term of this Agreement shall run until the consummation of a Transaction or the liquidation of the Company (such period, subject to earlier termination in accordance with this Section 2, the “Term”); provided, that the Company may terminate this Agreement for Cause by providing written notice to Maxim (a “Cause Termination”). Upon the termination or expiration of this Agreement, neither party will have any continuing liability or continuing obligation hereunder, except that (i) Maxim shall nonetheless be entitled to receive all amounts due to Maxim in consideration for services rendered hereunder by Maxim to the extent provided in Sections 3 and 4 hereof, (ii) the terms and provisions of Sections 5 through 20 (including Exhibit A hereto) shall survive the termination or expiration of this Agreement and (iii) termination or expiration of this Agreement shall not relieve a party of liability for breach of this Agreement prior to such termination or expiration. For the purposes of this Agreement, “Cause” shall mean any willful misconduct or gross negligence in the performance of the Advisory Services hereunder or a material breach of this Agreement by Maxim or its Representatives that has not been addressed or cured by Maxim within twenty (20) days after receipt by Maxim of written notice from the Company specifying in reasonable detail the facts and circumstances that it believes constitute “Cause” hereunder.

3. Fees.

A. If the Company Closes a Transaction(s) with a Target(s), during the Term, then the Company shall pay to Maxim in cash, upon Closing of such Transaction(s), a fixed fee of $1 million provided that no such fee shall be due if this Agreement is terminated for Cause in accordance with Section 2. For the sake of clarity, it is understood and agreed that Maxim shall receive its fee upon Closing of such Transaction(s) and when consideration is received by the Company.

B. The Company acknowledges and agrees that any compensation payable or paid to Maxim hereunder shall not be construed or characterized as compensation to an underwriter within the meaning of the rules of the Financial Industry Regulatory Authority, Inc. The Company hereby recognizes that the fees contemplated by this Agreement do not waive or in any way obviate the Company’s obligation to pay any of the previously agreed upon deferred compensation due and payable to Maxim under the Underwriting Agreement dated April 29, 2022, between Maxim and the Company (the “Underwriting Agreement”).

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ClimateRock August 17, 2022 Page 3 of 9

4. Expenses. Subject to Section 18 below, in addition to any fees payable hereunder, the Company shall reimburse Maxim for all reasonable and documented out-of-pocket expenses incurred by Maxim for travel (business class tickets), food, lodging and other reasonable documented out-of-pocket expenses incurred by Maxim in connection with the services performed by Maxim pursuant to this Agreement provided that any individual travel expenses in excess of $1,500 (one thousand five hundred Dollars) shall need the prior approval (including via electronic mail) of the Company and provided that expenses shall not exceed $15,000 (fifteen thousand Dollars) in the aggregate unless approved by the Company in writing or e-mail. In each case, after the submission of properly evidenced expenses to the Company, the expenses shall be reimbursed thirty (30) days from the date the Company receives the invoice.

5. Independent Contractor. The Parties agree that Maxim is acting solely as an independent contractor under this Agreement. Maxim is not authorized to make any representations, warranties, covenants or commitments of any nature whatsoever on behalf of the Company, unless it has obtained the previous authorization of the Company in writing.

6. Indemnification. The Company agrees to indemnify and hold harmless the Indemnified Parties in accordance with the terms set forth in Exhibit A of this Agreement. For the avoidance of doubt, Exhibit A and this Section 6 shall in all respects be subject to Section 18.

7. Confidentiality

A.	During the Term, the Company agrees to reasonably cooperate with Maxim and to furnish to Maxim any and all information and data concerning the Company and a proposed Transaction reasonably requested by Maxim that Maxim deems reasonably necessary and requests for the rendering of its services hereunder.

B.	Maxim acknowledges that, in connection with the services to be provided pursuant to this Agreement, certain confidential, non-public and proprietary information concerning the Company, any Target or the Transaction and any potential investors in connection therewith (“Confidential Information”) has been or may be directly or indirectly disclosed by the Company, any Target or their respective Representatives to Maxim or its Representatives. Maxim agrees that, without the Company’s prior consent, no Confidential Information will be (x) used by Maxim or its Representatives other than in connection with performing the services under this Agreement or (y) disclosed, in whole or in part, by Maxim or its Representatives to any other person other than: (i) to those Representatives of Maxim who need access to such Confidential Information for purposes of performing the services to be provided hereunder, who are informed of the confidential nature of such information and bound by non-disclosure and non-use obligations consistent with the provisions of this Agreement; (ii) to the Company, its Board of Directors or executive officers and each of the Company’s other Representatives bound by confidentiality obligations; or (iii) as may be required by Legal Requirement.

The term “Confidential Information” does not include any information: (a) that was already in the possession of Maxim or any of its Representatives on a non-confidential basis prior to the time of disclosure to Maxim or such Representatives; (b) obtained by Maxim or any of its Representatives from a third person which, insofar as is known to Maxim or such Representatives after reasonably inquiry, is not subject to any prohibition against disclosure; (c) which was or is independently developed by Maxim or any of its Representatives without use of or reference to any Confidential Information or violating any confidentiality obligations under this Agreement; or (d) which was or becomes generally available to the public through no fault of or breach of this Agreement by Maxim or its Representatives. If Maxim or its Representative becomes required by Legal Requirement to disclose any Confidential Information, (x) Maxim shall provide prompt notice thereof (to the extent permitted by Legal Requirement) to the Company reasonably in advance of any disclosure, (y) Maxim will (and will cause its Representatives to) reasonably cooperate (at the sole expense of the Company) with any reasonable request of the Company to seek an order or other remedy to prevent or narrow such disclosure, and (z) if after compliance with clauses (x) and (y) above, such disclosure is still required after giving effect to any successful efforts by the Company to prevent or narrow such disclosure, Maxim or its Representative, as applicable, may disclose only that Confidential Information which its counsel advises it is required by Legal Requirement to disclose.

Maxim acknowledges that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Maxim acknowledges that the confidentiality provisions of this Section 7B shall be deemed to be an agreement to keep the Confidential Information in confidence as contemplated by Regulation FD promulgated by the SEC. In addition, Maxim acknowledges and agrees that some of the Confidential Information may be considered “material non-public information” for purposes of the federal securities laws and that Maxim and its Representatives will abide by all securities laws relating to the handling of and acting upon material non-public information of the Company. The obligations of Maxim set forth in this Section 7B shall remain in effect during the term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement.

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ClimateRock August 17, 2022 Page 4 of 9

8. Certain Representations and Warranties of the Company. The Company represents and warrants to Maxim that neither the execution of this Agreement nor the Company’s performance of its obligations hereunder will conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or the lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, or encumbrance upon any property or assets of the Company, pursuant to any oral or written agreement, understanding or arrangement to which the Company or its subsidiaries is a party. In addition, the Company represents and warrants:

A.	Maxim will be afforded full access to all due diligence in connection with any Transaction hereunder; and

B.	The Company will obtain a fairness opinion from a third-party FINRA member broker-dealer with respect to any Transaction hereunder.

9. Choice of Law; Venue; Attorney’s Fees; Waiver of Jury Trial.

This Agreement shall be enforced, governed by and construed in accordance with the laws of New York without regard to principles of conflict of laws. Any controversy between the Parties shall be resolved by arbitration before the American Arbitration Association (“AAA”) in New York City. The foregoing arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN MAXIM AND THE COMPANY OR THEIR RESPECTIVE REPRESENTATIVES (OTHER THAN APPLICATIONS FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF OR APPLICATION FOR ENFORCEMENT OF A RESOLUTION OR AWARD UNDER THIS SECTION 9) ARISING OUT OF, IN CONNECTION WITH, FROM OR WITH RESPECT TO (a) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (b) THE RELATIONSHIP OF THE PARTIES HERETO, OR (c) ANY CONTROVERSY ARISING OUT OF the Company’s BUSINESS SHALL BE CONDUCTED PURSUANT TO THE COMMERCIAL ARBITRATION RULES OF AAA. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF the Company is A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

10. Parties. This Agreement has been and is made solely for the benefit of the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the Parties and their respective successors and assigns and, to the extent expressly set forth herein, the Indemnified Parties (as defined on Exhibit A hereto), any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Maxim hereunder; provided, that no Indemnified Party (other than Maxim as a direct party to this Agreement) will have any direct rights under this Agreement or Exhibit A hereto (and any actions on behalf of such persons must be taken on their behalf by Maxim) unless they first agree in writing with the Company to be subject to the provisions of Section 18 of this Agreement that apply to Maxim. Neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), and any purported assignment without such consent shall be null and void ab initio.

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ClimateRock August 17, 2022 Page 5 of 9

11. Severability. If provision of this Agreement shall for any reason be determined to be void or unenforceable, any such provision shall be curtailed and limited only to the extent necessary for the remaining terms and provisions to have full force and effect.

12. Review by Counsel. This Agreement has been reviewed by the signatories hereto and their counsel.

13. Credit. Subject to Section 7B, Maxim may, at its own expense, place announcements in financial and other newspapers and periodicals describing its services in connection with the Transaction after public announcement of the definitive agreement for the Transaction. The content of any such announcement shall be subject to the Company’s prior written approval. The Company agrees not to unreasonably withhold or delay such approval.

14. Limitation of Liability. Maxim and the Company further agree that neither Maxim nor any other Indemnified Party shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Advisory Services rendered herein, except to the extent such losses, fees, damages, liabilities, costs or expenses arise out of or are based on any action of or failure to act by Maxim and that are finally and fully judicially determined to have resulted from the gross negligence or willful misconduct of Maxim or any other Indemnified Party.

15. Entire Agreement; Modification; Waiver. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings or agreements with respect thereto. This Agreement may not be altered, amended, changed or modified, nor can any of its provisions be waived, except by written amendment signed by the Parties or as specifically set forth herein. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.

16. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission (or by transmission of signatures by email attachment), each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile or other electronically scanned and transmitted signatures (including by email attachment) shall be deemed to be original signatures for all purposes of this Agreement.

17. Notices. All notices provided hereunder shall be given in writing and writing and will be effective when delivered (i) in person, (ii) three (3) business days after being sent via registered or certified U.S. Mail, prepaid and return receipt requested, (iii) one (1) business day after being sent prepaid by reputable, nationally recognized overnight courier service or (iv) via facsimile or email, with affirmative confirmation of receipt, in any case, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing in accordance with the requirements of this Section 17:

if to Maxim, to:

Maxim Group LLC

300 Park Avenue

New York, New York 10022

Attention: James E. Siegel, General Counsel

Tel. No. (212) 895-3508 / Fax No. (212) 895-3860.

If to the Company, to:

ClimateRock

50 Sloane Avenue
London, SW3 3DD, United Kingdom
Attn: Per Regnarsson, Chief Executive Officer

Tel. No. +44 7747 767496

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ClimateRock August 17, 2022 Page 6 of 9

With a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Barry I. Grossman, Esq.

Email: bigrossman@egsllp.com

18. Trust Waiver. Reference is made to the final prospectus of the Company, dated as of April 27, 2022 and filed with the SEC (File No. 333- 263542) on April 29, 2022 (the “Prospectus”). Maxim understands that The Company has established a trust account (the “ Trust Account” ) containing the proceeds of its initial public offering (the “ IPO” ) and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’ s public stockholders (including overallotment shares acquired by the Company’s underwriters), and that, the Company may disburse monies from the Trust Account only as described in the Prospectus, its organizational documents or the Investment Management Trust Agreement entered into in connection with the IPO. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Maxim hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Maxim nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Maxim on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Maxim or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Maxim agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Agreement, and Maxim further intends and understands such waiver to be valid, binding and enforceable against Maxim and each of its affiliates under applicable law. The provisions of this Section 18 shall survive any expiration or termination of this Agreement and continue indefinitely.

19. Successors and Assigns. The benefits of this Agreement shall inure to the Parties, their respective successors and permitted assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

20. Interpretation.

The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (x) “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day; (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such specified person (for the avoidance of doubt, any reference in this Agreement to an affiliate of the Company prior to the closing of a business combination will include its sponsor, U.N. SDG Support LLC.

(Signature Page, Exhibit A)

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ClimateRock August 17, 2022 Page 7 of 9

If the foregoing correctly sets forth our agreement with respect to the matters addressed herein, please so confirm by signing and returning one copy of this Agreement. Your signature below shall indicate the Company’s agreement to the terms hereof. We look forward to working with you.

Very truly yours,

MAXIM GROUP LLC

By:	/s/ Justin Rabinowitz
Justin Rabinowitz
Director, Investment Banking

By:	/s/ Clifford A. Teller
Clifford A. Teller
Co-President, Maxim Group

Agreed to and accepted this 17th day of August, 2022

ClimateRock

By:	/s/ Per Regnarsson
Per Regnarsson
Chief Executive Officer

(Exhibit A Follows)

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ClimateRock August 17, 2022 Page 8 of 9

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit A shall have the meanings ascribed to such terms in the Agreement to which this Exhibit A is attached. Notwithstanding anything to the contrary contained herein, the provisions of this Exhibit A (these “Indemnification Provisions”) shall in all cases be subject to Section 18 of the Agreement.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s activities on behalf of the Company, (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) (or by the arbitrator pursuant to Section 9 of the Agreement and confirmed by a court of competent jurisdiction not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) (or by the arbitrator pursuant to Section 9 of the Agreement and confirmed by a court of competent jurisdiction not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

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These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its managers, members, officers, and employees. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. The Company shall have the right to assume and control the defense of a third party claim for which indemnification is sought by providing written notice thereof to the Indemnified Party. The Indemnified Parties shall have the right to retain one separate counsel of their own choice to represent them, and the reasonable out-of-pocket fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party (for which indemnification is sought hereunder prior to such settlement) made with the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall not, without the prior written consent of Maxim (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim (other than customary confidentiality obligations), and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company, Maxim and their successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

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